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                                                                     EXHIBIT 3.1


                              RESTATED CERTIFICATE

                              OF INCORPORATION OF

                         CELTRIX PHARMACEUTICALS, INC.


     Celtrix Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST: The name of the corporation is Celtrix Pharmaceuticals, Inc. The corporation was originally incorporated under the name "Celtrix Laboratories, Inc.," and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 3, 1990.

     SECOND: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, without further amendment, the provisions of the Certificate of Incorporation of this corporation, and there is no discrepancy between the provisions of the Certificate of Amendment, as heretofore amended or supplemented, and the provisions of this Restated Certificate of Incorporation.

     THIRD: The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

     "1. The name of the corporation is Celtrix Pharmaceuticals, Inc. (the "Corporation").

     2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Shares" and "Common Shares." The number of shares of Preferred Shares authorized to be issued is Ten Million (10,000,000) and the number of shares of Common Shares authorized to be issued is Sixty Million (60,000,000). The Preferred Shares and Common Shares shall each have a par value of $.01 per share.

         (b) The shares of Preferred Shares may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to: (i) establish from time to time the number of shares to be included in each such series; (ii) fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Shares; and (iii) increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the number of shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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     5.  The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

     7. The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

     8. At all elections of directors of the Corporation, and subject to the provisions of the Bylaws of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     9. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     10. (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (b) The corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation or any predecessor of the corporation.

         (c) Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     11. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

     12. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

     IN WITNESS WHEREOF, said Celtrix Pharmaceuticals, Inc. has caused this Restated Certificate of Incorporation to be signed by Andreas Sommer, its President and Chief Executive Officer, and attested by Craig W. Johnson, its Secretary, this 24th day of June 1998.

                                       CELTRIX PHARMACEUTICALS, INC.


                                       By: /s/ Andreas Sommer
                                           ----------------------------
                                           Andreas Sommer
                                           President and Chief Executive Officer

ATTEST:

By: /s/ Craig W. Johnson
    ---------------------------
    Craig W. Johnson, Secretary